Pages, Inc.  Announces

     Tampa, Fla., Jan. 7 /PRNewswire/ -- PAGES, Inc. (OTC Bulletin Board:
PAGZ) today announced that a Special Stockholders Meeting will be held on February 18, 1999, to vote on a proposal to approve a 1 - for - 20 reverse stock split in which stockholders of the Company who own twenty or more shares will be deemed to own one new share for every twenty shares previously owned. Stockholders owning less than twenty shares will be deemed to own a fractional new share interest and the Company will pay in cash the fair value of fractional new share interests owned following the reverse split based on the trading price of the common stock immediately after the reverse split. If approved by the stockholders, the effective date and the record date of the reverse stock split will be at least ten days after the stockholders' meeting on a date determined by the Company and subsequently announced. The stockholders will also vote on a proposal to change the Company's name from Pages, Inc. to Media Tech, Inc.

     Pages, Inc., through Pages Library Services, Inc., its wholly-owned subsidiary, operates Junior Library Guild, a subscription service that distributes first print, hard cover award winning children's books.

     The preceding contains a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995. The statements contained in this release that are not historical facts are forward-looking statements. Actual results may differ from those projected in the forward-looking statements. These foward-looking statements involve risks and uncertainties. Investors are also directed to other risks discussed in documents filed by the Company with the Securites and Exchange Commission. The Company assumes no obligation to update the information included in this presentation.

SOURCE  Pages, Inc.
        -0-                   01/07/99
       /CONTACT:  Randall J. Asmo, Vice President, Pages, Inc.,614-793-8749/
(PAGZ)